Exhibit 99.1

NEWS RELEASE

Contacts:
Manuel Mondragon, Assistant Vice President of Finance
investorrelations@wtoffshore.com
713-297-8024

Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

W&T OFFSHORE REPORTS SECOND QUARTER 2005 FINANCIAL

AND OPERATIONAL RESULTS

Provides Guidance for the Third Quarter

HOUSTON — August 10, 2005— W&T Offshore, Inc. (NYSE: WTI) announced today financial and operational results for the second quarter 2005.

•	Cash flow from operations up 69% over second quarter 2004, and 74% over first quarter 2005

•	Production exceeded high-end of second quarter guidance by 7%

•	Successful in five of six exploration wells, and one of one development well

•	Completed acquisition of all remaining working interest at East Cameron 321

Net Income: Net income for the three months ended June 30, 2005 was $45.8 million, or $0.69 per diluted share, on revenue of $149.8 million, compared to net income of $34.7 million, or $0.53 per diluted share, on revenue of $126.1 million for the second quarter of 2004. Net income for the six months ended June 30, 2005 was $85.1 million, or $1.29 per diluted share, on revenue of $278.9 million, compared to net income of $72.8 million or $1.10 per diluted share, on revenue of $249.3 million for 2004.

Cash Flow from Operations and EBITDA: Net cash provided by operating activities increased 69% to $126.1 million during the second quarter 2005 from $74.8 million during the prior year’s second quarter. The increase in cash provided by operating activities was primarily attributable to higher realized prices on sales of oil and natural gas in the second quarter of this year as compared to last year. Second quarter 2005 EBITDA was $123.0 million, compared to $99.5 million during the prior year’s second quarter. Net cash provided by operating activities for the six months ended June 30, 2005 increased 16% to $198.6 million from $171.8 million in the first half of 2004. EBITDA was $224.5 million for the six months ended June 30, 2005, compared to $198.2 million for the prior year period. Please refer to the attached schedule later in this release for a reconciliation of net income to EBITDA.

Production and Prices: Total production in the second quarter of 2005 was 13.3 billion cubic feet (“Bcf”) of natural gas at an average price of $7.08 per thousand cubic feet (“Mcf”) and 1.2 million barrels (“MMBbls”) of oil at an average price of $45.22 per Bbl, or 20.7 billion cubic feet of natural gas equivalent (“Bcfe”) at an average price of $7.24 per Mcfe. This compares to production of 13.4 Bcf of natural gas at an average price of $6.14 per Mcf and 1.3 MMBbls of oil at an average price of $33.86 per Bbl, or 21.0 Bcfe at an average price of $5.96 per Mcfe in the second quarter of 2004. As detailed in the outlook section of the release, production is expected to increase in the second half of the year as additional existing reserves projects come on-line. There were no hedges in place during the second quarter of 2005 or 2004.

For the six months ended June 30, 2005, total production was 25.6 Bcf of natural gas at an average price of $6.72 per Mcf and 2.4 MMBbls of oil at an average price of $44.47 per Bbl, or 40.0 Bcfe at an average price of $6.97 per Mcfe. This compares to 27.6 Bcf of natural gas at an average price of $5.93 per Mcf and 2.5 MMBbls of oil at an average price of $33.41 per Bbl, or 42.8 Bcfe at an average price of $5.80 per Mcfe for the same period in 2004.

Lease Operating Expenses (“LOE”): LOE for the second quarter of 2005 decreased to $17.9 million, or $0.86 per Mcfe, from $18.4 million, or $0.88 per Mcfe, in the second quarter of 2004. The decline in LOE was due to lower operating expenses at certain properties and increases in fees collected for processing third party production, partially offset by increased expenses for planned maintenance projects at certain facilities and increases in service costs. LOE for the six months ended June 30, 2005 was $34.0 million or $0.85 per Mcfe, compared to $35.8 million or $0.84 per Mcfe in 2004 with the increase in the first half of 2005 resulting from lower sales volumes.

Depreciation, depletion, amortization and accretion (“DD&A”): DD&A increased to $51.9 million, or $2.51 per Mcfe, in the second quarter of 2005 from $45.5 million, or $2.16 per Mcfe, in the same period of 2004. DD&A for the six months ended 2005 was $93.2 million or $2.33 per Mcfe, compared to DD&A of $85.1 million, or $1.99 per Mcfe, for the same period in 2004 because of our higher depletable costs associated with our increased drilling activities.

Capital Expenditures and Operations Update: During the second quarter of 2005, we participated in the drilling of six exploration wells (gross) in the Gulf of Mexico of which five were successful. We were successful drilling one development well during the period. During the second quarter of 2005, we spent $31.3 million for development, $44.5 million for exploration and $15.3 million for other capital items, including acquisitions. For the six months ended June 30, 2005, $61.6 million was spent on development, $69.7 million for exploration and $15.8 million on other capital items, including acquisitions.

We believe our capital expenditures budget for the reminder of 2005 will remain substantially consistent with our previously reported budget of $307 million. However, the mix of second half 2005 drilling projects has changed to include more shelf wells and fewer deepwater and deep shelf wells as we optimize our use of drilling rigs in a tight market.

Acquisition Update: We completed the acquisition of a 25% working interest in East Cameron 321 from Marathon Oil Company on June 28, 2005, with an effective date of May 1, 2005. We estimate the acquired reserves, at the effective date, to have been approximately 9.0 Bcfe. East Cameron 321 is currently producing approximately 1,300 barrels (gross) of oil and 6,000 Mcf (gross) natural gas per day. As a result of acquiring this remaining 25% working interest, W&T now owns 100% of the working interest and has become operator at East Cameron 321.

Drilling Highlights: In the second quarter of 2005, the Company participated in the drilling of seven wells, all in the Gulf of Mexico. Of the wells drilled in the second quarter of 2005, one was in deepwater and six were on the conventional shelf. One shelf well was unsuccessful.

Successful Wells:

Block Name/Well	Category	Working Interest %
Eugene Island 218 #D-5ST	Exploration	100.0%
Eugene Island 219 #E-8ST	Exploration	100.0%
Ewing Bank 949 #2ST3/4	Exploration	100.0%
High Island A568 #A-19	Exploration	33.3%
West Cameron 328 #2	Exploration	25.0%
Eugene Island 53 #G-1ST	Development	14.0%

Unsuccessful Well:

Block Name/Well	Category	Working Interest %
Eugene Island 93 #14	Exploration	23.3%

In the second half of the year, the Company anticipates drilling 14 exploration wells on the conventional shelf, two in the deep shelf and three in the deepwater. Additionally, we have nine development wells scheduled for the second half of 2005.

Dividends: On June 28, 2005, the board of directors declared a cash dividend of $0.02 per common share, which was paid on August 1, 2005 to shareholders of record on July 15, 2005. On May 2, 2005, the Company paid a cash dividend of $0.02 per common share to shareholders of record on April 15, 2005.

“We enter the second half of 2005 having achieved exploration success with the drillbit and look forward to continuing our drilling success with our inventory of exploration projects. We believe our recent increase in production in the second quarter over the first quarter will continue with sequential quarterly production increases as a result of our exploration success,” said Tracy W. Krohn, Chairman and Chief Executive Officer. “Our strategy of investing in high rate of return projects, while limiting our use of leverage and hedges, allows us to realize the benefits of record high commodity prices and position ourselves for continued success in the future.”

Outlook: Certain factors affecting these forward-looking statements are listed in this news release. Guidance has been revised to reflect the updated mix of development projects, and the shift of costs from second half of 2005 to 2006. Guidance on performance for the third quarter, full year of 2005 and previous guidance are shown in the table below.

Estimated Daily Production	Third Quarter 2005	Revised Estimate for Full-Year 2005	Prior Estimate for Full-Year 2005
Crude oil (MMBbls)	1.4 – 1.5	5.2 – 5.5	4.9 – 5.2
Natural gas (Bcf)	13.1 – 13.8	51.7 – 54.4	53.5 – 56.2
Total (Bcfe)	21.6 – 22.7	83.1 – 87.4	83.1 – 87.4

Operating Expenses ($ in millions, except as noted)	Third Quarter 2005	Revised Estimate for Full-Year 2005	Prior Estimate for Full-Year 2005
Lease operating expenses	$21.0 – $22.0	$75.0 – $78.0	$82.0 – $85.0
Gathering, transportation & production taxes	$3.5 – $ 4.0	$15.0 – $16.0	$14.0 – $15.0
General and administrative	$6.0 – $ 7.0	$26.0 – $30.0	$26.0 – $30.0
Income tax rate, % deferred	35.0%, 20%	35.0%, 20%	35.0%, 20%

Conference Call Information: W&T will hold a conference call to discuss financial and operational results on Wednesday, August 10, 2005 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate, dial (303) 262-2141 a few minutes before the call begins. The call will also be broadcast live over the Internet from the Company’s website at www.wtoffshore.com. A replay of the conference call will be available approximately two hours after the end of the call until Wednesday, August 17, 2005, and may be accessed by calling (303) 590-3000 and using the pass code 11034458.

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 100 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations and other factors discussed in our Annual Report on 10-K for the year ended December 31, 2004 (www.sec.gov).

- Tables to Follow -

W&T OFFSHORE, INC.

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues:
Oil and natural gas	$149,665	$125,409	$278,389	$248,527
Other	114	650	462	799

Total revenues	149,779	126,059	278,851	249,326
Expenses:
Lease operating	17,874	18,441	34,027	35,809
Gathering, transportation costs and production taxes	3,139	3,704	7,635	6,558
Depreciation, depletion, and amortization	49,607	43,261	88,564	80,636
Asset retirement obligation accretion	2,314	2,257	4,626	4,485
General and administrative	5,754	4,446	12,663	8,764

Total operating expenses	78,688	72,109	147,515	136,252
Income from operations	71,091	53,950	131,336	113,074
Net interest income (expense)	108	(550)	(113)	(1,146)

Income before income taxes	71,199	53,400	131,223	111,928
Income tax expense	25,417	18,690	46,159	39,175

Net income	45,782	34,710	85,064	72,753
Less: Preferred stock dividends	—	300	—	300

Net income applicable to common and common equivalent shares	$45,782	$34,410	$85,064	$72,453

Earnings per common share:
Basic	$0.69	$0.65	$1.33	$1.38

Diluted	$0.69	$0.53	$1.29	$1.10

Weighted average shares outstanding:
Basic	65,970	52,612	63,977	52,596

Diluted	65,970	65,950	65,967	65,934

Consolidated Cash Flow Information
Net cash provided by operating activities	$126,123	$74,778	$198,551	$171,787

Capital expenditures	$91,070	$68,385	$147,110	$120,994

Other Financial Information
EBITDA	$123,012	$99,468	$224,526	$198,195

We define EBITDA as net income plus income tax expense, net interest expense, depreciation, depletion, amortization and accretion. Although not prescribed under GAAP, we believe the presentation of EBITDA is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital or tax structures. EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.

The following table presents a reconciliation of our consolidated net income to consolidated EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net income	$45,782	$34,710	$85,064	$72,753
Income tax expense	25,417	18,690	46,159	39,175
Net interest (income) expense	(108)	550	113	1,146
Depreciation, depletion, amortization and accretion	51,921	45,518	93,190	85,121

EBITDA	$123,012	$99,468	$224,526	$198,195

W&T OFFSHORE, INC.

Operating Data

(Unaudited)

	Three Months Ended June 30,		Six Month Ended June 30,
	2005	2004	2005	2004
Net sales:
Natural gas (MMcf)	13,276	13,380	25,652	27,638
Oil (MBbls)	1,232	1,277	2,386	2,535
Total natural gas and oil (MMcfe)	20,667	21,041	39,966	42,847

Average daily equivalent sales (MMcfe/d)	227.1	231.2	220.8	235.4

Average realized sales price:
Natural gas ($/Mcf)	$7.08	$6.14	$6.72	$5.93
Oil ($/Bbl)	45.22	33.86	44.47	33.41
Natural gas equivalent ($Mcfe)	7.24	5.96	6.97	5.80

Average per Mcfe data ($/Mcfe):
Lease operating expenses	$0.86	$0.88	$0.85	$0.84
Gathering, transportation cost and production taxes	0.15	0.18	0.19	0.15
Depreciation, depletion, amortization and accretion	2.51	2.16	2.33	1.99
General and administrative	0.28	0.21	0.32	0.20
Net cash provided by operating activities	6.10	3.55	4.97	4.01
EBITDA	5.95	4.73	5.62	4.63

W&T OFFSHORE, INC.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2005	December 31, 2004
Assets
Current assets:
Cash	$79,110	$64,975
Accounts receivable	60,896	71,714
Prepaid expenses and other	8,231	9,293

Total current assets	148,237	145,982
Property and equipment - at cost	1,296,194	1,147,367
Less accumulated depreciation, depletion and amortization	631,718	543,154

Net property and equipment	664,476	604,213
Other assets	11,401	10,589

Total assets	$824,114	$760,784

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$109,135	$107,220
Asset retirement obligations	25,296	27,489
Accrued liabilities and other	18,818	21,738

Total current liabilities	153,249	156,447
Long-term debt	—	35,000
Asset retirement obligations, less current portion	114,941	114,937
Deferred income taxes	110,807	92,093
Other liabilities	2,429	2,429
Shareholders’ equity:
Preferred stock	—	45,435
Common stock	1	—
Additional paid-in capital	52,298	6,478
Retained earnings	390,389	307,965

Total shareholders’ equity	442,688	359,878

Total liabilities and shareholders’ equity	$824,114	$760,784

W&T OFFSHORE, INC.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2005	2004
Operating activities:
Net income	$85,064	$72,753
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	93,190	85,121
Amortization of debt issuance costs	183	230
Share-based compensation	385	391
Deferred income taxes	18,714	10,751
Changes in operating assets and liabilities	1,015	2,541

Net cash provided by operating activities	198,551	171,787
Investing activities:
Investment in oil and gas property and equipment	(146,995)	(120,777)
Proceeds from sales of oil and gas property and equipment	10	119
Purchases of furniture, fixtures and other	(115)	(217)
Change in restricted deposits	(108)	28

Net cash used in investing activities	(147,208)	(120,847)
Financing activities:
Borrowings of long-term debt	—	137,300
Repayments of borrowings of long-term debt	(35,000)	(179,300)
Dividends to shareholders	(1,319)	(1,484)
Equity offering costs	—	(806)
Debt issuance costs	(889)	—

Net cash used in financing activities	(37,208)	(44,290)

Increase in cash and cash equivalents	14,135	6,650
Cash and cash equivalents, beginning of period	64,975	4,016

Cash and cash equivalents, end of period	$79,110	$10,666